 EXHIBIT 17: Employment Agreement for Michael Garstin

                                                December 1, 2008

Michael Garstin
2 Sutton Place South, Apt. 12D
New York, New York 10022
Peter Hoffman (September 2, 2004)

Re:  Employment Agreement Amendment

Gentlemen:

Please make reference to that certain Employment Agreement between you and us dated June 1, 2008 (the "Employment Agreement").  By the execution of this letter by you and us, the Term of the Employment Agreement shall be extended until December 31, 2013.  Except as amended hereby, the Employment Agreement shall remain in full force and effect.  Please confirm your agreement to the foregoing by signing below where indicated.

Very truly yours,

SEVEN ARTS PICTURES PLC

                                                                                                                /s/ Elaine New
By: ____________________________

AGREED AND ACCEPTED

/s/ Michael Garstin
________________________
Michael Garstin